As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2004382 (I.R.S. Employer Identification No.)

1055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

2014 Equity Incentive Plan, as amended

(Full title of the plans)

William J. Welch

1055 Flintkote Avenue, Suite B

San Diego, CA 92121

(Name and Address of agent for service)

(858) 952-7570

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Fessler, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value	2,500,000	(1)(2)	$5.10	(3)	$12,750,000	$1,284

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s 2014 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)                                 Represents additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Trovagene, Inc. (the “Registrant”) authorized for issuance under the Trovagene, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”).

(3)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, using the last sale price reported on The NASDAQ Capital Market on June 1, 2016.

EXPLANATORY NOTE

This Registration Statement registers an additional 2,500,000 shares of the Registrant’s Common Stock that may be offered and sold under the Plan. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-205424), filed with the Securities and Exchange Commission on July 1, 2015, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

On May 17, 2016, the Registrant held its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). At the 2016 Annual Meeting, the Registrant’s stockholders voted affirmatively, among other things, to amend the Plan to increase the number of shares of Common Stock authorized to be issued pursuant to the Plan to 7,500,000 shares from 5,000,000 shares of Common Stock.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2014 Equity Incentive Plan, as amended (Incorporated by reference to the Registrant’s Form S-8 filed with the Securities and Exchange Commission on July 1, 2015)
23.1	Consent of BDO USA LLP.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 3rd day of June, 2016.

TROVAGENE, INC.

By:	/s/ WILLIAM J. WELCH
William J. Welch
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Welch his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ WILLIAM J. WELCH	President, Chief Executive Officer and Director	June 3, 2016
William J. Welch	(Principal Executive Officer)

/s/ THOMAS H. ADAMS	Chairman of the Board	June 3, 2016
Thomas H. Adams

/s/ JOHN P. BRANCACCIO	Director	June 3, 2016
John P. Brancaccio

/s/ GARY S. JACOB	Director	June 3, 2016
Gary S. Jacob

/s/ STANLEY N. TENNANT	Director	June 3, 2016
Stanley N. Tennant

/s/ RODNEY S. MARKIN	Director	June 3, 2016
Rodney S. Markin

/s/ PAUL BILLINGS	Director	June 3, 2016
Paul Billings

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2014 Equity Incentive Plan, as amended(Incorporated by reference to the Registrant’s Form S-8 filed with the Securities and Exchange Commission on July 1, 2015)
23.1	Consent of BDO USA LLP.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)